Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Forms S-3 No. 333-42188, No. 333-107134, No. 333-108086, No. 333-112006, No. 333-121050, No. 333-125241 and No. 333-110813) and the related prospectuses of Nabi Biopharmaceuticals; and

(2)	Registration Statements (Forms S-8 No. 333-115691, No. 333-115688, No. 333-109017, No. 333-38866, No. 333-38864, No. 333-38868, No. 333-95269, No. 333-81009, No. 333-56037, No. 333-56071, No. 033-65069, No. 033-60795 and No. 333-134954) pertaining to various employee-related plans of Nabi Biopharmaceuticals;

of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals, Nabi Biopharmaceuticals management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nabi Biopharmaceuticals, included in this Annual Report (Form 10-K) for the year ended December 30, 2006.

/s/ Ernst & Young LLP

Certified Public Accountants

Fort Lauderdale, Florida

March 9, 2007